Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive ● Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 ● Fax (440) 449-9577
For Immediate Release
Thursday, November 3, 2005
NACCO INDUSTRIES, INC. ANNOUNCES
THIRD QUARTER 2005 RESULTS
     Cleveland, Ohio, November 3, 2005 – NACCO Industries, Inc. (NYSE:NC) today announced net income for the third quarter of 2005 of $13.6 million, or $1.65 per share, compared with net income for the third quarter of 2004 of $13.4 million, or $1.63 per share. Revenues for the third quarter of 2005 were $744.3 million, an increase of 11 percent compared with revenues of $668.0 million for the third quarter of 2004.
     Net income for the nine months ended September 30, 2005 was $30.1 million, or $3.66 per share. This compared with net income of $15.3 million, or $1.86 per share, for the first nine months of 2004, which included a $9.1 million pre-tax charge, or $5.6 million after a tax benefit of $3.5 million, recorded in the first quarter of 2004 related to a restructuring program implemented at Hamilton Beach/Proctor-Silex’s manufacturing facilities.
Discussion of Results
NMHG Wholesale
     NACCO Materials Handling Group (“NMHG”) Wholesale reported net income of $5.7 million on revenues of $516.6 million for the third quarter of 2005 compared with net income of $5.1 million on revenues of $449.7 million for the third quarter of 2004.
     Revenues increased 15 percent in the third quarter of 2005 compared with the third quarter of 2004 primarily as a result of a favorable shift in mix toward higher-priced lift trucks in the Americas, the effect of price increases implemented during 2004 and in early 2005, increased unit sales volumes primarily in the Americas and increased parts volume in the Americas and Europe. Lift truck shipments increased to 19,122 units in the third quarter of 2005 from 18,691 units in the third quarter of 2004. NMHG Wholesale’s worldwide backlog was approximately 25,600 units at September 30, 2005 compared with 26,800 units at September 30, 2004 and 23,900 units at June 30, 2005.
     The increase in NMHG Wholesale’s 2005 third quarter net income compared with the 2004 third quarter net income is primarily the result of an $8.2 million increase in operating profit from $4.7 million in 2004 to $12.9 million in 2005. Contributing to this increase were price increases totaling $16.1 million pre-tax, which more than offset the current quarter’s increase in material costs of $7.8 million pre-tax, a favorable shift in mix to higher-margin lift trucks in the Americas and increased sales of parts. NMHG Wholesale achieved this operating profit increase despite the continued burden of manufacturing inefficiencies, although incurred at a lower rate than in the prior year, and net unfavorable overhead rates and operating costs associated with the initial manufacturing and launch of the newly designed 2 to 3 ton pneumatic and 1 to 2 ton cushion and pneumatic internal combustion engine lift trucks. NMHG Wholesale’s net income was negatively affected by the absence of a $6.7 million pre-tax anti-dumping settlement award from U.S. Customs received in the prior year third quarter.
     For the nine months ended September 30, 2005, NMHG Wholesale reported net income of $17.4 million on revenues of $1.6 billion compared with net income of $12.0 million on revenues of $1.3 billion for the first nine months of 2004.
NMHG Wholesale – Outlook
     Global lift truck markets continued to strengthen in the third quarter of 2005. NMHG Wholesale is hopeful that these increased levels will be sustained and possibly continue to improve going forward. The company expects strong lift truck markets in the fourth quarter of 2005 and in 2006 in the Americas and Asia-Pacific, and moderate year-over-year increases in Europe. With these market prospects and the successful launch of the newly designed 1 to 3 ton internal combustion engine lift trucks throughout 2005, NMHG Wholesale anticipates that its unit shipment levels for the fourth quarter of 2005 and in 2006 compared with the prior periods will be higher, while shipment levels for the newly designed 4 to 7 ton internal combustion engine lift trucks that are expected to be introduced in 2006 and early 2007 will be at controlled rates to accommodate the phase-in of these products.
     Despite stronger lift truck markets, NMHG Wholesale expects the fourth quarter of 2005 to remain challenging. Price increases implemented in prior periods are expected to continue to offset the effect of anticipated higher material costs in the fourth quarter of 2005 and in 2006. While these pricing actions are expected to have a significant impact on margin recovery in 2006, full recovery of the accumulated cost increases incurred since the beginning of 2004 are not anticipated until 2007. While cost increases have leveled off in the past few quarters, higher energy prices could result in further increases in the costs of raw materials and higher fuel costs are expected to drive up shipping costs. Accordingly, the company will continue to monitor economic conditions and their resulting effects on costs, and evaluate the need and potential for future price increases. In addition, although the dollar continues to strengthen, past currency movements still leave NMHG Wholesale in an unfavorable position compared with the favorable currency environment that existed in the period ending in 2002. As a result, the company continues to work actively to shift the sourcing of components from British pound sterling and high cost euro countries to U.S. dollar and low cost areas on the assumption that currency exchange rates are likely to stay at levels that are not advantageous to NMHG Wholesale.
     The company introduced the highest volume portion of the newly designed 1 to 8 ton internal combustion engine lift truck line, the 1 to 3 ton series, in 2005, and the remainder is expected to be largely introduced by 2007, with the introduction of the 4 to 5 ton series in 2006 and the 6 to 7 ton series in early 2007. While the full effect of these new products will not be realized until these series have been introduced, the new products that have already been introduced are expected to affect results positively in the fourth quarter of 2005 and in 2006. The increasingly positive effects of these new product introductions, pricing initiatives, expense reduction efforts already implemented, increased efficiencies in the Americas as a result of the completion of the restructuring and rearrangement of assembly lines, and the resulting reduction in manufacturing costs, are expected to provide significant profitability improvements in 2006. In addition, NMHG Wholesale’s manufacturing restructuring activities are moving closer to maturity. These benefits are expected to continue to be partially offset by one-time product development and related introduction costs, as well as start up manufacturing inefficiencies in the fourth quarter of 2005 related to the lift truck series recently launched, and in 2006 related to the new lift truck series to be launched. Also offsetting the favorable effects of the new lift trucks, but to a lesser extent, are costs attributable to the remaining portion of the previously announced Irvine manufacturing restructuring program and production line movements, which will take place in the second half of 2006.

     NMHG Wholesale is considering the repatriation of earnings as permitted by the American Jobs Creation Act of 2004, which could result in a tax charge of as much as $2.5 million in the fourth quarter of 2005. Also, excluding this special tax charge, NMHG Wholesale expects to have a higher effective income tax rate in the fourth quarter of 2005 compared with the fourth quarter of 2004 and a higher rate in 2006 compared with 2005.
     Overall, NMHG Wholesale’s investment in long-term programs, particularly its significant new product development and manufacturing programs, are expected to enhance profitability and generate growth increasingly as they mature in the 2006 to 2008 period.
NMHG Retail
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the third quarter of 2005 of $1.2 million compared with a net loss of $0.7 million for the third quarter of 2004.
     Revenues increased to $46.9 million for the quarter ended September 30, 2005 from $44.8 million for the quarter ended September 30, 2004. This increase was primarily the result of higher unit sales and favorable foreign currency movements in Asia-Pacific, partially offset by reduced revenues due to the sale of two retail dealerships in Europe in the first half of 2005 and an increase in intercompany sales transactions which caused an increase in the required intercompany revenue elimination.
     The increase in NMHG Retail’s 2005 third quarter net loss compared with the 2004 third quarter net loss was primarily attributable to lower operating income in Asia-Pacific as a result of lower rental margins and increased employee-related operating expenses.
     For the nine months ended September 30, 2005, NMHG Retail had a net loss of $5.1 million on revenues of $138.1 million compared with a net loss of $4.6 million on revenues of $144.5 million for the first nine months of 2004.
NMHG Retail – Outlook
     In the fourth quarter of 2005 and in 2006, NMHG Retail expects to continue its programs to improve the performance of its wholly owned dealerships in order to meet its longer-term strategic objectives, which include achieving at least break-even results while building market position. However, improvement programs will continue for the remainder of 2005 without achieving the full benefit of those programs until future years.
NACCO Housewares Group
     NACCO Housewares Group, which includes NACCO’s Hamilton Beach/Proctor-Silex and Kitchen Collection subsidiaries, reported an increase of $1.5 million in net income to $5.9 million for the third quarter of 2005 on revenues of $152.6 million compared with net income of $4.4 million for the third quarter of 2004 on revenues of $143.7 million.
     Revenues at Hamilton Beach/Proctor-Silex increased in the third quarter of 2005 compared with the third quarter of 2004 mainly from improved sales volumes in U.S. consumer and commercial markets.
     Kitchen Collection experienced increased sales from new stores in the third quarter of 2005 compared with the same period in 2004, along with an increase in the average sales transaction.

However, these increases were offset by reduced customer visits at comparable stores as a result of diminished traffic in areas affected by hurricanes and high gasoline prices. The number of Kitchen Collection stores increased to 194 stores at September 30, 2005 from 187 stores at September 30, 2004.
     The increase in net income at NACCO Housewares Group in the third quarter of 2005 compared with the third quarter of 2004 was due to an increase in net income at Hamilton Beach/Proctor-Silex partially offset by a decrease in net income at Kitchen Collection. The increase at Hamilton Beach/Proctor-Silex was mainly attributable to the increase in sales volume combined with lower manufacturing costs as a result of the 2004 manufacturing restructuring program, a continued shift to sourcing products from China and favorable currency movements.
     For the nine months ended September 30, 2005, NACCO Housewares Group reported net income of $6.4 million on revenues of $399.8 million compared with a net loss of $0.8 million on revenues of $382.7 million for the first nine months of 2004. Results for the nine months ended September 30, 2004 included a $9.1 million pre-tax charge, or $5.6 million after a tax benefit of $3.5 million, recorded in the first quarter of 2004 related to a restructuring program implemented at Hamilton Beach/Proctor-Silex’s manufacturing facilities.
NACCO Housewares Group – Outlook
     NACCO Housewares Group is moderately optimistic that markets for its consumer goods will strengthen in the fourth quarter of 2005 and in 2006 compared with prior periods. However, current economic conditions affecting consumers, such as increased energy and gasoline costs and rising interest rates, could unfavorably affect retail sales of Hamilton Beach/Proctor-Silex products during the 2005 holiday season.
     Over time, continued product innovation, strong brands and heightened channel sales programs by Hamilton Beach/Proctor-Silex are expected to help NACCO Housewares Group maintain and strengthen its market positions. New products currently being introduced by Hamilton Beach/Proctor-Silex are anticipated to generate additional product placements at retailers and continued margin improvements throughout the fourth quarter of 2005 and in 2006, resulting in increased revenues and operating profit. These new products include the new Hamilton Beach® BrewStation™ Deluxe coffeemaker, the Big Mouth Food Processor™, the WaveLogic™ and WaveStation™ Blenders, which incorporate the company’s new Wave~Action™ blending technology, the Change-a-Bowl™ Slicer/Shredder, the Toastation™ and the new Hamilton Beach® Eclectrics™ line of electric appliances, along with additional new product introductions in 2006. However, volume prospects are difficult to project because current and new products are dependent on the consumers’ need for, and acceptance of, the company’s products, as well as the availability of retail shelf space.
     Hamilton Beach/Proctor-Silex’s 2005 fourth quarter results, compared with the same period in 2004, are expected to be affected by greater advertising expenses supporting the company’s new product offerings, and by the absence of favorable product liability adjustments due to improved claims experience and inventory adjustments which occurred in the fourth quarter of 2004.
     Hamilton Beach/Proctor-Silex expects pricing pressure in 2006 from suppliers due to increased commodity costs for resins, copper and steel. Hamilton Beach/Proctor-Silex will work to mitigate these increased costs through price increases where justified, as well as continue programs started in prior years to enhance product offerings.
     Hamilton Beach/Proctor-Silex is also continuing programs begun in earlier years, including manufacturing restructuring programs, which are designed to reduce operating costs and improve manufacturing efficiencies. The manufacturing restructuring program implemented in 2004 and the increased sourcing of additional products from China have already favorably affected margins and are anticipated to continue contributing to improved operating results. Both of these programs are expected to be largely completed by mid-2006. These programs and others initiated by Hamilton Beach/Proctor-Silex are expected to increasingly improve results in 2006 and 2007, but are likely to be offset in the first half of 2006 by increased costs to fully implement these programs.
     Kitchen Collection expects additional sales in the fourth quarter of 2005 as a result of the opening of an increased number of temporary store locations for the holiday season and as a result of sales at new stores opened since the fourth quarter of 2004. However, continued high gasoline prices during the remainder of 2005 could adversely affect the number of customer visits and sales levels at Kitchen Collection stores. Results in 2006 are not expected to reach historical levels unless improved economic conditions lead to increased customer visits to factory outlet malls.
     Longer term, Kitchen Collection expects to continue programs to enhance its merchandise mix, store displays and appearance, optimize store selling space, close non-performing stores, prudently open new stores, increase internet sales volumes, expand offerings of private label lines, including Hamilton Beach® and Proctor Silex®-branded non-electric products, and develop new store formats, including enclosed mall formats, while aggressively managing costs.
North American Coal
     North American Coal’s net income for the third quarter of 2005 was $3.3 million on revenues of $28.2 million compared with net income of $5.2 million for the third quarter of 2004 on revenues of $29.8 million.
     The table below provides a comparison of North American Coal’s lignite coal and limerock deliveries for the third quarter of 2005 compared with the third quarter of 2004.

	2005	2004
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	1.9	2.0
Unconsolidated mines	7.3	7.2

Total lignite coal deliveries	9.2	9.2

Limerock deliveries (cubic yards)	6.5	4.5

     The increase in limerock deliveries is primarily attributable to the start-up of two new limerock dragline operations in the third quarter of 2005.
     Increased revenue at the limerock dragline mining operations, primarily generated from the commencement of two new operations in the third quarter of 2005, and an increase in royalty income compared with the third quarter of 2004, were offset by lower revenues at the Mississippi Lignite Mining Company. This decrease at the Mississippi Lignite Mining Company was primarily the result of fewer tons delivered, mainly from reduced customer requirements and lower productivity as the mine worked to resolve adverse geological mining conditions. Also contributing to the decrease in revenue was a less favorably priced mix of revenue components in the third quarter of 2005 compared with 2004 at The San Miguel Lignite Mining Operations.
     The decrease in net income for the 2005 third quarter compared with net income for the 2004 third quarter is primarily the result of reduced income at the consolidated coal and limerock dragline mining operations. The decrease in net income at the consolidated coal mining operations was primarily the result of higher commodity costs, mainly for diesel fuel, which are expected to be recovered to some extent in future periods through contractual price escalation, increased costs to perform repairs and maintenance at the mines, and fewer tons delivered at the Mississippi Lignite Mining Company. The reduced net income at the limerock dragline mining operations primarily related to increased start-up costs as a result of the commencement of two new dragline mining operations in the current quarter.

These lower income levels were partially offset by an increase in earnings at the unconsolidated project mines due to contractual price escalation and increased tons delivered, as well as increased royalties.
     For the nine months ended September 30, 2005, North American Coal’s net income was $10.8 million on revenues of $85.3 million compared with net income of $14.7 million on revenues of $82.7 million for the first nine months of 2004.
North American Coal – Outlook
     North American Coal expects normal levels of lignite coal deliveries in the fourth quarter of 2005 and in 2006, absent any unanticipated weather conditions or customer power plant outages. However, fourth quarter 2005 earnings of consolidated lignite mining operations are expected to reflect the same pressures experienced in the third quarter, although the effective income tax rate is expected to be more favorable than in the fourth quarter of 2004. North American Coal’s earnings are expected to improve considerably in 2006, primarily as a result of improved results at the Mississippi Lignite Mining Company and The San Miguel Lignite Mining Operations. The Mississippi Lignite Mining Company expects an increase in earnings as a result of the completion of mining in an area which required the removal of an unusually large amount of overburden to reach the lignite coal below, as well as improvements in productivity as the mine implements a solution on mining through adverse geological mining conditions. Improvements at The San Miguel Lignite Mining Operations are expected as a result of a more favorable margin mix of revenue components. However, results in 2006 are expected to continue to be unfavorably affected by increased commodity costs for diesel fuel, tires and steel at all consolidated mining operations. Royalty income is expected to remain at an increased level in the fourth quarter of 2005 and then decrease moderately in 2006.
     Deliveries from the limerock dragline mining operations are expected to increase in the fourth quarter of 2005 and in 2006 as a result of the commencement of new operations in the third quarter of 2005. These new limerock dragline mining operations are expected to have a significant impact on 2006 earnings, although results will be partially offset by additional start-up costs for another operation that is expected to commence in late 2006 or early 2007. Results in 2007 at North American Coal are expected to continue to increase as a result of improved operating conditions at the Mississippi Lignite Mining Company and a more favorable mix of pricing on tons sold at the San Miguel Lignite Mining Operations. In addition, the limerock dragline mining operations are expected to have a more significant impact on earnings.
     Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available given current high prices for natural gas, the main competing power plant fuel. Further, the company continues to pursue additional non-coal mining opportunities, including additional limerock dragline mining services projects.
# # # #
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Friday, November 4, 2005, at 11:30 a.m. eastern time. The call may be accessed by dialing (866) 271-6130 (Toll Free) or (617) 213-8894 (International), Passcode: 83794775, or over the Internet through NACCO Industries’ website at www.nacco.com or at www.ccbn.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through

November 11, 2005. The online archive of the broadcast will be available on the NACCO Industries website.
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit has been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income (loss).
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or changes in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) delays in manufacturing and delivery schedules, (6) changes in suppliers, (7) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (8) product liability or other litigation, warranty claims or returns of products, (9) delays in or increased costs of restructuring programs, (10) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (11) acquisitions and/or dispositions of dealerships by NMHG and (12) changes mandated by federal and state regulation including health, safety or environmental legislation.
     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (4) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (5) changes in suppliers, (6) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products, (7) product liability, regulatory actions or other litigation, warranty claims or returns of products, (8) increased competition, including consolidation within the industry, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) delays in or increased costs of restructuring programs and (11) weather conditions, gasoline prices or other events that would affect the number of customers visiting Kitchen Collection stores.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite or limerock requirements, (2) weather or equipment problems that could affect lignite or limerock deliveries to customers, (3) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (4) costs to pursue and develop new mining opportunities, (5) changes in the U.S. economy, (6) changes in U.S. regulatory requirements, including changes in emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.

     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading designer, manufacturer, importer and marketer of small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
# # #
FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Christina Kmetko
Manager-Finance
(440) 449-9669

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
		(In millions, except per share data)
Total revenues	$744.3	$668.0	$2,250.6	$1,926.5

Gross profit	$121.1	$112.2	$356.4	$322.8

Earnings of unconsolidated project mining subsidiaries	$9.4	$8.4	$25.5	$24.1

Operating profit	$27.8	$20.8	$65.5	$40.1
Other income (expense)	(10.9)	(3.8)	(30.0)	(26.0)

Income before income taxes and minority interest	16.9	17.0	35.5	14.1
Income tax provision (benefit)	3.3	3.7	5.5	(0.7)

Income before minority interest	13.6	13.3	30.0	14.8
Minority interest income	—	0.1	0.1	0.5

Net income	$13.6	$13.4	$30.1	$15.3

Basic and diluted earnings per share	$1.65	$1.63	$3.66	$1.86

Cash dividends per share	$0.4650	$0.4525	$1.3825	$1.2225

Basic and diluted average shares outstanding	8.225	8.213	8.222	8.211
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
		(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$516.6	$449.7	$1,627.4	$1,316.5
NACCO Materials Handling Group Retail (incl. elims.)	46.9	44.8	138.1	144.5

NACCO Materials Handling Group	563.5	494.5	1,765.5	1,461.0
NACCO Housewares Group	152.6	143.7	399.8	382.7
North American Coal	28.2	29.8	85.3	82.7
NACCO and Other	—	—	—	0.1

	744.3	668.0	2,250.6	1,926.5
Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	7.1	6.7	20.8	20.0
NACCO Materials Handling Group Retail (incl. elims.)	2.6	3.7	9.8	11.7

NACCO Materials Handling Group	9.7	10.4	30.6	31.7
NACCO Housewares Group	1.8	2.1	5.4	6.8
North American Coal	4.0	3.0	10.7	8.8
NACCO and Other	—	0.1	0.1	0.1

	15.5	15.6	46.8	47.4
Operating profit (loss)
NACCO Materials Handling Group Wholesale	12.9	4.7	38.9	22.8
NACCO Materials Handling Group Retail (incl. elims.)	(0.7)	0.5	(3.5)	(2.1)

NACCO Materials Handling Group	12.2	5.2	35.4	20.7
NACCO Housewares Group	10.8	8.4	13.6	1.3
North American Coal	5.4	7.8	17.9	23.6
NACCO and Other	(0.6)	(0.6)	(1.4)	(5.5)

	27.8	20.8	65.5	40.1
Other income (expense)
NACCO Materials Handling Group Wholesale	(6.6)	1.3	(17.5)	(10.4)
NACCO Materials Handling Group Retail (incl. elims.)	(1.0)	(1.6)	(3.1)	(4.9)

NACCO Materials Handling Group	(7.6)	(0.3)	(20.6)	(15.3)
NACCO Housewares Group	(1.2)	(1.3)	(3.2)	(4.2)
North American Coal	(2.1)	(1.9)	(6.6)	(5.7)
NACCO and Other	—	(0.3)	0.4	(0.8)

	(10.9)	(3.8)	(30.0)	(26.0)
Net income (loss)
NACCO Materials Handling Group Wholesale	5.7	5.1	17.4	12.0
NACCO Materials Handling Group Retail (incl. elims.)	(1.2)	(0.7)	(5.1)	(4.6)

NACCO Materials Handling Group	4.5	4.4	12.3	7.4
NACCO Housewares Group	5.9	4.4	6.4	(0.8)
North American Coal	3.3	5.2	10.8	14.7
NACCO and Other	(0.1)	(0.6)	0.6	(6.0)

	$13.6	$13.4	$30.1	$15.3

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NMHG HOLDING CO.*
UNAUDITED SELECTED FINANCIAL INFORMATION
(In millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Detail of other income (expense):
Interest expense	$(9.0)	$(8.3)	$(25.8)	$(25.5)
Interest income	0.7	0.6	2.4	1.4
Loss on interest rate swap agreements	—	—	—	(0.1)
Income from unconsolidated affiliates	0.9	1.1	4.7	3.7
U.S. Customs award	—	6.7	—	6.7
Other income (expense) — net	(0.2)	(0.4)	(1.9)	(1.5)

Total other income (expense)	$(7.6)	$(0.3)	$(20.6)	$(15.3)

Capital expenditures	$10.9	$8.8	$28.9	$27.0

	September 30	December 31
	2005	2004
Cash and cash equivalents	$59.2	$97.4

Debt
Senior notes	$248.1	$247.8
Revolving credit agreements	22.6	9.2
Capital lease agreements and other debt	28.8	33.5

Total debt	$299.5	$290.5

Stockholder’s equity	$435.9	$446.8

*	NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc., issued $250.0 million of 10% Senior Notes, on May 9, 2002 which are registered with the SEC.
(All amounts are subject to annual audit by our independent registered public accounting firm.)